Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

OpGen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	457(c) and (h)	210,000 (2)	$0.511 (3)	$107,310 (3)	0.0000927	$9.95
Total Offering Amounts					$107,310		$9.95
Total Fee Offsets							-
Net Fee Due							$9.95

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, $0.01 par value per share (“Common Stock”), of OpGen, Inc. (the “Registrant”) which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.
(2)	Consists of shares issuable pursuant to new hire inducement stock option awards granted January 3, 2022 to the company’s chief financial officer in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to his entering into employment with the Company.
(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of Company’s Common Stock as reported on the Nasdaq Capital Market on May 27, 2022.